Exhibit 99.1

Momentive Performance Materials Inc. Reports

Second Quarter 2010 Results

ALBANY, N.Y., August 9, 2010 – Momentive Performance Materials Inc. (“Momentive” or the “Company”) today reported its consolidated results for the fiscal three-month period ended June 27, 2010. Highlights include:

•	Net sales of $651.4 million compared to $490.0 million in the fiscal three-month period ended June 28, 2009, an increase of 32.9%.

•	Adjusted EBITDA of $134.3 million compared to Adjusted EBITDA of $64.0 million in the fiscal three-month period ended June 28, 2009, an increase of 110%.

•	Operating income of $71.6 million versus operating income of $3.6 million in the fiscal three-month period ended June 28, 2009.

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Net loss attributable to Momentive of $1.0 million compared to net income attributable to Momentive of $102.8 million in the fiscal three-month period ended June 28, 2009. Net income attributable to Momentive in the fiscal three-month period ended June 28, 2009 included a gain on exchange of debt of $178.7 million in connection with the Company’s debt exchange consummated on June 15, 2009.

“We are pleased to report very strong second quarter results, with Adjusted EBITDA, both in absolute dollars and as a percentage of sales, coming in at an all-time high. With solid volume increases from last year, our operating leverage improved considerably, benefiting from our cost reduction efforts during the recession,” said Jonathan Rich, President and CEO. He added, “While inflationary pressures and typical seasonality in our business will make the third quarter a more challenging operating environment, we continue to remain focused on increasing our sales of specialty products, generating free cash flow and containing costs.”

For more information, interested parties may participate in Momentive’s Second Quarter 2010 Conference Call on Tuesday, August 10, 2010 at 9:00 A.M. EDT:

U.S. Toll-Free:	866.804.6928
Outside of the U.S.:	857.350.1674
Participant Passcode:	59620535

Forward-Looking and Cautionary Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements other than statements of historical facts are statements that could be forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our substantial leverage; limitations in operating our business contained in the documents governing our indebtedness, including the restrictive covenants contained therein; and the continuation and strength of the global economic recovery. For a more detailed discussion of these and other risk factors, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2010 filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About Momentive Performance Materials

Momentive is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.momentive.com.

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Investor Contact

Peter Cholakis

(914) 784-4871

peter.cholakis@momentive.com

Summary Results

The following table sets forth certain historical consolidated financial information, in both dollar and percentages of net sales, for the fiscal three-month periods ended June 27, 2010 and June 28, 2009.

	(Unaudited)
	For fiscal three-month period ended
	June 27, 2010		June 28, 2009

Net sales	$651.4	100.0%	$490.0	100.0%
Costs and expenses:
Cost of sales, excluding depreciation	397.5	61.0%	334.7	68.3%
Selling, general and administrative expenses	152.9	23.5%	126.5	25.8%
Research and development expenses	17.7	2.7%	15.0	3.1%
Restructuring and other costs	11.7	1.8%	10.2	2.1%

Operating income	71.6	11.0%	3.6	0.7%
Other income (expenses)
Interest expense, net	(62.4)	(9.6)%	(59.5)	(12.1)%
Other income (expense), net	—	—	1.3	0.3%
Gain on exchange of debt	—	—	178.7	36.5%

Income before income taxes	9.2	1.4%	124.1	25.3%
Income taxes	9.9	1.5%	21.1	4.3%

Net income (loss)	(0.7)	(0.1)%	103.0	21.0%

Net income attributable to the noncontrolling interest	(0.3)	—	(0.2)	—

Net income (loss) attributable to Momentive Performance Materials Inc.	$(1.0)	(0.2)%	$102.8	20.9%

Net Sales by Segment
Silicones	$576.0	88.4%	$454.4	92.7%
Quartz	75.4	11.6%	35.6	7.3%

Total	$651.4	100.0%	$490.0	100.0%

Net Sales. Net sales in the fiscal three-month period ended June 27, 2010 were $651.4 million, compared to $490.0 million for the same period in 2009, an increase of 32.9%. The increase was primarily due to an increase in sales volume of 32.5% and favorable exchange rate fluctuations of 0.4%. Foreign exchange impacts were primarily related to the weakening of the U.S. dollar against the Yen.

Net sales for our Silicones segment in the fiscal three-month period ended June 27, 2010 were $576.0 million, compared to $454.4 million for the same period in 2009, an increase of 26.8%. The increase was primarily due to an increase in sales volume of 26.5% and favorable exchange rate fluctuations of 0.4%. Sales volume for our Silicones segment was positively impacted on a year-over-year basis by stronger demand in the automotive, construction, textiles, and furniture sectors. Compared to the first quarter of 2010, net sales for our Silicones segment increased by 6.9% primarily due to normal seasonality and increases in price partially offset by fluctuations in foreign exchange rates. Most product segments and regions saw improvements in volume versus the first quarter of 2010 as the global economic recovery continued. We continue to focus on providing more high-value specialty products to our customers versus lower-margin commoditized or core products.

Net sales for our Quartz segment in the fiscal three-month period ended June 27, 2010 were $75.4 million, compared to $35.6 million for the same period in 2009, an increase of 111.8%. The increase was primarily a result of strong overall demand on a year-over-year basis for semiconductor related products. Compared to the first quarter of 2010, net sales for our Quartz segment grew 14.1% primarily due to improved semiconductor demand on a sequential basis as production levels continued to recover at chipmakers. We expect semiconductor related product sales to remain strong in the third quarter of 2010.

Cost of Sales, excluding depreciation. Cost of sales, excluding depreciation, in the fiscal three-month period ended June 27, 2010 was $397.5 million, compared to $334.7 million for the same period in 2009, an increase of 18.8%. The increase was primarily due to higher sales volume of 32.5% and inflation in raw material costs of 4.0%, partially offset by higher factory leverage, deflation in energy related costs, and savings from restructuring and cost actions.

Cost of sales, excluding depreciation, for our Silicones segment was $356.3 million, compared to $311.0 million for the same period in 2009, an increase of 14.6%. The increase was primarily due to higher sales volume of 26.5% and inflation in raw material costs of 4.4%, partially offset by favorable factory leverage and lower energy related costs.

Cost of sales, excluding depreciation, for our Quartz segment was $41.2 million, compared to $23.7 million for the same period in 2009, an increase of 73.8%. The increase was primarily due to higher sales volume of 109.1%, partially offset by favorable factory leverage, lower energy related costs and savings from restructuring and cost actions.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal three-month period ended June 27, 2010 were $152.9 million, compared to $126.5 million for the same period in 2009, an increase of 20.9%. The increase was primarily due to unfavorable fluctuations in foreign currency exchange rates and the impact of temporary pay cuts for certain employees instituted in the second quarter of 2009, which were restored effective as of the first pay period in January 2010, as well as higher sales commissions and incentives.

Financial Measures that Supplement GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments permitted in calculating covenant compliance in the credit agreement governing our credit facilities and indentures governing the notes to test the permissibility of certain types of transactions. Adjusted EBITDA as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the credit agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the indentures. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facility may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.

EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA, which are non-GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) attributable to Momentive Performance Materials Inc. to EBITDA and Adjusted EBITDA (as calculated under our credit agreement and as substantially calculated under our indentures) for the periods presented:

			Fiscal three-month ended		Fiscal six-month ended
			June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
			(dollars in millions)		(dollars in millions)

Net income (loss) attributable to Momentive Performance Materials Inc.			$(1.0)	102.8	(4.4)	6.0
Gain on exchange of debt			—	(178.7)	—	(178.7)
Interest expense, net			62.4	59.5	123.0	124.9
Income taxes			9.9	21.1	15.6	0.4
Depreciation and amortization			47.5	46.6	94.3	96.2

EBITDA			118.8	51.3	228.5	48.8

Noncontrolling interest	(a	)	0.3	0.2	0.4	(0.5)
Restructuring and non-recurring	(b	)	11.7	10.2	13.0	21.5
Cost Savings and Inventory Optimization	(c	)	—	6.5	—	18.9
Non cash and purchase accounting effects	(d	)	7.5	(3.6)	14.5	(4.7)
Management fee and other	(e	)	(4.0)	(0.6)	(5.0)	0.2

Adjusted EBITDA			$134.3	64.0	251.4	84.2

Total Senior Secured Net Debt			$832.4
Adjusted EBITDA for the twelve-month period ended June 27, 2010			$451.3
Senior Secured Leverage Ratio for the twelve-month period ended June 27, 2010			1.84

(a)	Reflects the elimination of noncontrolling interests resulting from the Shenzhen joint venture.
(b)	Relates primarily to restructuring and non-recurring costs.
(c)	Represents estimated cost savings, on a pro forma basis, from initiatives implemented or being implemented by management. For the fiscal three and six-month periods ended June 28, 2009, estimated cost savings includes facility rationalizations and headcount reductions.
(d)	Non-cash items include the effects of (i) stock-based compensation expense, (ii) purchase accounting, (iii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iv) unrealized natural gas derivative gains or losses, and (v) reserve changes and impairment charges. For the fiscal three-month period ended June 27, 2010, non-cash items include: (i) stock-based compensation expense of $0.2, (ii) unrealized foreign currency exchange loss of $7.5, and (iii) unrealized gain on natural gas hedges of $0.2. For the fiscal three-month period ended June 28, 2009, non-cash items include: (i) stock-based compensation expense of $0.2, (ii) unrealized foreign currency exchange gain of $5.5, (iii) unrealized gain on natural gas hedges of $0.9, and (iv) realized foreign currency exchange loss of $2.6 due to exchange of debt.
(e)	Management Fees and Other include (i) management and other fees to Apollo and affiliates, and (ii) the exclusion of our unrestricted subsidiary.

Covenants under our Senior Secured Credit Facility and the Notes

The credit agreement governing our senior secured credit facility and the indentures governing the notes contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder, our revolving credit facility (which is part of our senior secured credit facility) requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement governing the senior secured credit facility) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement governing the senior secured credit facility) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. On June 27, 2010, we were in compliance with the senior secured leverage ratio maintenance covenant, the other covenants under the credit agreement governing the senior secured credit facility and the covenants under the indentures governing the notes.